Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Gray Television, Inc. of our reports dated February 27, 2018, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Gray Television, Inc., appearing in the Annual Report on Form 10-K of Gray Television, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Atlanta, Georgia

January 8, 2019